Exhibit 99.1

IVAX DIAGNOSTICS ANNOUNCES

RESIGNATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

MIAMI—(BUSINESS WIRE)—January 3, 2008—IVAX Diagnostics, Inc. (AMEX:IVD) announced today that, after 27 years of distinguished service on behalf the Company and its subsidiaries, Giorgio D’Urso is resigning as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company, effective January 10, 2008. The entire IVAX Diagnostics organization is very appreciative of Mr. D’Urso’s leadership and many contributions and wishes him well in all of his future endeavors.

The Company also announced today that Kevin D. Clark, the Company’s Chief Operating Officer since September 2007, has been appointed acting Chief Executive Officer of the Company effective from Mr. D’Urso’s resignation until the time the Company names Mr. D’Urso’s permanent successor. In addition to serving as acting Chief Executive Officer of the Company, Mr. Clark will continue to serve as Chief Operating Officer of the Company and as Chief Operating Officer of ImmunoVision, Inc., the Company’s wholly-owned subsidiary which develops, manufactures and markets autoimmune reagents and research products for use by research laboratories and commercial diagnostic manufacturers.

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. Teva Pharmaceutical Industries Limited, through its wholly-owned IVAX Corporation subsidiary, owns approximately 72% of IVAX Diagnostics, Inc.

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com